EXHIBIT 15.1

April 20, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Shinhan Financial Group Co., Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Shinhan Financial Group Co., Ltd. dated April 20, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Attachment

Attachment

ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Our independent accountant has recently changed from Samil PricewaterhouseCoopers (“PwC”) to KPMG Samjong Accounting Corp. (“KPMG Samjong”). Our Audit Committee evaluated the suitability and independence of KPMG Samjong, concluding to appoint KPMG Samjong as our independent auditor for the audit of our financial statements in Korea prepared in conformity with IFRS as adopted by Korea for the fiscal years ended December 31, 2023, 2024 and 2025. Our Audit Committee also approved the appointment of KPMG Samjong as our independent registered public accounting firm for the audit of our financial statements in conformity with IFRS as issued by the IASB for the fiscal year ended December 31, 2023. KPMG Samjong’s appointment is effective from February 23, 2023. PwC’s engagement as our independent auditor and independent registered public accounting firm expired upon the completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2022, and no separate dismissal process was required for PwC. However, resolutions by the audit committee are required for each of our subsidiaries, which our subsidiaries have obtained as necessary.

PwC’s reports on our consolidated financial statements for each of the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period preceding PwC’s dismissal, or the Pre-Engagement Period, there were: (i) no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of Shinhan Financial Group; and (ii) no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.

During the Pre-Engagement Period, neither we nor anyone acting on our behalf consulted with KPMG Samjong regarding any matter that was either the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto), or a reportable event as described in Item 16F(a)(1)(v) of Form 20-F.

We provided a copy of the disclosure in this Item to KPMG Samjong and provided KPMG Samjong the opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our expression of its views, or the respects in which it does not agree. KPMG Samjong has not furnished us with such letter. We also provided a copy of the disclosure in this Item to PwC and requested that PwC furnish us with a letter addressed to the Commission stating whether it agrees with such disclosure, and if it does not agree, stating the respects in which it does not agree. A copy of PwC’s letter dated April 20, 2023 is filed as Exhibit 15.1 to this Form 20-F.